Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

               513/579-7764

Investor – Matt Stautberg

   513/579-7780

FOR IMMEDIATE RELEASE

KELLOGG CEO JOHN A. BRYANT JOINS MACY’S, INC. BOARD OF DIRECTORS

CINCINNATI, Ohio, March 27, 2015 – John A. Bryant, chairman, president and chief executive officer of Kellogg Company, has been elected to the Macy’s, Inc. board of directors.

“John Bryant is a seasoned leader who will contribute to the depth and diversity of thinking of Macy’s board on a range of key subjects. As the current CEO of a major global consumer products company with significant experience in finance and operations, John understands the dynamics of successful strategy and execution. His insight will be invaluable as our company pursues organic growth as well as considers new business and innovation initiatives, including expansion into international markets” said Terry J. Lundgren, Macy’s, Inc. chairman and chief executive officer. “Kellogg is a successful business with a legacy of product quality and community involvement that helps it stay close to its customers and energizes its organization. In that sense, Macy’s and Kellogg share a common set of values and a strong sense of mission.”

            Bryant, 49, became chairman of the board of Kellogg Company in July 2014 after serving since January 2011 as president and chief executive officer of the company. He has been a member of Kellogg’s board of directors since 2010. Prior to becoming CEO, Bryant held a variety of key senior leadership roles, including chief financial officer, president of Kellogg North America, president of Kellogg International and chief operating officer.

A native of Brisbane, Australia, Bryant is a graduate of the Australian National University, and holds an MBA from the Wharton School of the University of Pennsylvania. He lives with his family in Kalamazoo, MI.

The addition of Bryant brings the size of Macy’s, Inc.’s board of directors to 13 members. Of the 12 independent directors, six are women and four are ethnic minorities.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2014 sales of $28.105 billion. The company operates about 885 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s, Bloomingdale’s, Bloomingdale’s Outlet and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom).